                                                                EXHIBIT 10.10(a)

                                HESKA CORPORATION

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT
                                      WITH
                                ROBERT B. GRIEVE


     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement") is entered into effective as of February 23, 2000, by and between Heska Corporation, formerly Paravax, Inc. ("Company") and Robert B. Grieve ("Employee"). Company and Employee are collectively referred to herein as the "Parties."

     WHEREAS, effective as of January 1, 1994, Company and Employee entered into an Employment Agreement, as amended by Amendment No. 1 to Employment Agreement dated effective as of March 4, 1997 (together, the "Employment Agreement"); and

     WHEREAS, the Parties desire to restate the Employment Agreement for ease of reference and to further amend said agreement for the purpose of making certain provisions more consistent with current Company practice.

     NOW THEREFORE, in consideration of the foregoing, the Parties agree as follows:

A.   The Employment Agreement is hereby restated and amended as set forth below:

     1. Employment. Company hereby employs Employee as its Vice Chairman of the Board of Directors and Chief Executive Officer, and Employee hereby accepts such employment.

     2. Duties and Responsibilities. Employee shall serve as Vice Chairman of the Board of Directors and Chief Executive Officer, with such duties and responsibilities as may be assigned to him from time to time by or under the direction of the Board of Directors of Company, and with such on-going daily duties and responsibilities as are typically entailed in such position. Employee shall devote his full time and energies to such duties.

     3. Compensation. Company shall pay Employee, as compensation for services rendered under this Agreement, a "base salary" per year, payable in accordance with the usual and customary payroll practices of Company. If for any reason during any given year, Employee does not work an entire year, other than normal vacations as provided hereunder, the compensation will be prorated to compensate only for the actual time worked.

     4. Expenses. Company shall reimburse Employee for his reasonable out-of-pocket expenses incurred in connection with the business of Company, including travel away from the Company's facilities, upon presentation of appropriate written receipts and reports and subject to the customary practices of Company.

     5. Employee Benefits. During the term of his employment hereunder, Employee shall be entitled to receive the same benefits that the Board of Directors establishes generally for the officers and other employees of Company. These may include from time to time, medical insurance, life insurance, paid vacation time and medical disability insurance.

     6. Termination.

        (a) At-Will. This is an at-will employment agreement and does not bind either of the parties to any specific term or duration.

            (i) Employee is free to terminate employment with Company at any time, for any reason, or for no reason, and without any prior notice.

            (ii) Company is free to terminate the employment of Employee at any time, for any reason or for no reason, for cause or without cause, and without any prior notice.

        (b) Severance Pay.

            (i) Upon "Involuntary Termination" of his employment (as defined in subsections (ii) and (iii) below), Employee will be entitled to severance pay in the amount of one (1) year's "base salary" in not less than twelve equal monthly installments (subject to all applicable tax and other deductions), with the first installment being due 15 days after the date of termination and with the following installments due no later than monthly thereafter on Company's then regular payroll dates. Upon "Involuntary Termination" of his employment (as defined in subsections (ii) and (iii) below, Company also will pay (or reimburse Employee for) the health insurance premiums for the medical and dental insurance coverage maintained by Company at the time of termination for Employee and his eligible dependents for a period of one year after the date of termination, provided that, Company's obligations for such payments shall cease immediately if Employee becomes (and remains) covered under the medical and dental insurance plan of another employer with coverages and benefits comparable to those provided under Company's plans and the premiums for which are paid in full by such other employer. In the event such benefits provided by the other employer shall cease at any time during the one-year period following Employee's termination from Company, Company's obligations for payment or reimbursement of premiums under this subsection shall resume for the remainder of such one-year period. Upon request by the Company, Employee will sign a release of claims against Company and its affiliates as a condition of receiving severance pay, payment or reimbursement of insurance premiums, or any other benefits or payments provided in Section 6(b) of this Agreement. If Employee's employment shall end for any reason(s) other than those described in subsections (ii) and (iii), below, as "Involuntary Termination," Employee shall only receive pay and benefits which Employee earned as of the date of termination.

            (ii) If the Employee is subjected to "Involuntary Termination" under this subsection (ii), Employee also shall be entitled to an additional twelve (12) months of vesting (calculated from the effective termination date, and not from the end of the severance pay period) under all stock option agreements, stock purchase agreements or other stock rights granted to Employee by Company prior to the effective termination date. "Involuntary termination" under this subsection (ii) shall mean any termination of Employee's employment by Company, other than a termination under one or more of the following circumstances:

                 (A) any termination by Company or Employee following Employee's refusal to accept a reasonable transfer to a position with comparable responsibility and salary with any affiliated company that does not involve commuting more than fifty (50) miles each way from his home in the Fort Collins, Colorado area, unless such circumstances constitute a Change of Control Event as defined in subsection (iii), below;

                 (B) Employee shall die, be adjudicated to be mentally incompetent or become mentally or physically disabled to such an extent that Employee is unable to perform his duties under this Employment Agreement for a period of ninety (90) consecutive days;

                 (C) Employee shall commit any material breach of his obligations under this Agreement;

                 (D) Employee shall commit any material breach of any fiduciary duty to Company;

                  (E) Employee shall be convicted of, or enter a plea of nolo contendere to, any crime involving moral turpitude or dishonesty, whether a felony or misdemeanor, or any crime which reflects so negatively on Company to be detrimental to Company's image or interests;

                  (F) Employee shall commit repeated insubordination or refusal to comply with any reasonable request of the Board of Directors of Company related to the scope or performance of Employee's duties;

                  (G) Employee shall possess any illegal drug on Company premises or Employee shall be under the influence of illegal drugs or abusing prescription drugs or alcohol while on Company business, attending Company-sponsored functions, or on Company premises; or

                  (H) Employee shall conduct himself in a manner which, in the good faith and reasonable determination of the Board of Directors of Company demonstrates Employee's substantial unfitness to serve.

            (iii) For purposes of this Section 6(b), "Involuntary Termination" also shall include a "Change of Control Event." If Employee's employment shall end as the result of such "Change of Control Event", Employee also shall be entitled to the immediate vesting as of the effective date of termination, under all stock option agreements, stock purchase agreements, or other stock rights granted to Employee by Company prior to the effective termination date. A "Change of Control Event" shall occur when, in connection with the merger, acquisition or sale of Company or substantially all of Company's assets with, into or to a previously unaffiliated third party,

                  (A) Employee declines to continue his employment with the acquiring company within 30 days following the consummation of such merger, acquisition, or sale;

                  (B) Employee is not offered or continued in a position of employment with the acquiring entity with comparable pay, benefits, title, and responsibility, for a period of at least nine (9) months following the consummation of such merger, acquisition, or sale, and Employee resigns as a result, with such resignation being submitted no later than ten (10) days after the date on which Employee is not offered or continued in such position; or

                  (C) the acquiring company fails to assume or be bound by the terms of this Agreement.

     7. Proprietary Information. Employee agrees that if he has not already done so, he will promptly execute Company's standard employee proprietary information and assignment of inventions agreement.

     8. Attorneys' Fees. If any legal action arises under this Agreement or by reason of any asserted breach of it, the prevailing party shall be entitled to recover all costs and expenses, including reasonable attorney's fees, incurred in enforcing or attempting to enforce any of the terms, covenants or conditions, including costs incurred prior to commencement of legal action, and all costs and expenses, including reasonable attorney's fees, incurred in any appeal from an action brought to enforce any of the terms, covenants or conditions. For purposes of this section, "prevailing party" includes without limitation, a party who agrees to dismiss a suit or proceeding upon the other's payment or performance of substantially the relief sought.

     9. Notices. Any notice to be given to Company under the terms of this Agreement shall be addressed to Company at the address of its principal place of business, and any notice to be given to Employee shall be addressed to him at his home address last shown on the records of Company, or to such other address as a party shall have given notice of hereunder.

     10. Miscellaneous. This Agreement shall be governed by the laws of the State of Colorado as applied to contracts between residents of that state to be performed wholly within that state. This Agreement is the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior understandings and agreements. This Agreement may be modified only by a writing signed by both Parties. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the Parties.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement the day and year hereinabove written.


                                       HESKA CORPORATION


                                       By: /s/ Fred M. Schwarzer
                                           -------------------------------------

                                       Its: Chairman of the Board
                                            ------------------------------------


                                       EMPLOYEE


                                       Name: /s/ Robert B. Grieve
                                             -----------------------------------
                                             Robert B. Grieve